Exhibit 10.2

GENEREX BIOTECHNOLOGY CORPORATION

Annual Base Salaries for Executive Officers
Effective August 1, 2005 and January 1, 2007

On August 17, 2007, the Board of Directors of Generex Biotechnology Corporation implemented changes in annual base salary for its executive officers retroactive to effective dates of August 1, 2005 and of January 1, 2007 as follows:

	Annual Base Salary
Executive Officer	Increase Effective as of August 1, 2005	Increase Effective as of January 1, 2007
Anna E. Gluskin Chairman of the Board of Directors, President and Chief Executive Officer	$450,000	$500,000
Rose C. Perri Chief Operating Officer, Chief Financial Officer, Treasurer Secretary and Director	$350,000	$400,000
Mark Fletcher Executive Vice President and General Counsel	$275,000	$300,000